Exhibit 99.10

RECENT DEVELOPMENTS

     The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2015, as amended.

Recent Economic Developments in 2015

     The following table shows the changes in the main economic indicators for Canada and Québec through the latest period reported over the comparable period in the preceding year:

		Percentage Changes Through Latest
		Period Reported Over Comparable
	Latest Period	Period in Preceding Year(1)
	Reported	Canada	Québec
GDP:
Real GDP (chained 2007 dollars)	June(3)	1.2	1.3
Merchandise exports (2007 prices)	July(4)	3.8	7.7
Retail trade	July	2.1	0.3
Housing starts	September	1.7	-6.2
Value of manufacturers’ shipments	August	-1.1	0.5
Employment	September	0.9	1.0
Consumer Price Index(2)	August	1.3	1.1

	Latest Month	Percentage of Labor Force(1)
	Reported	Canada	Québec
Unemployment rate	September	6.8	7.6
(1)	Seasonally adjusted average of months available except for Consumer Price Index.
(2)	Year over year change, not seasonally adjusted.
(3)	July is the latest period reported for Canada.
(4)	August is the latest period reported for Canada.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Economic Assumptions

The projections in the 2015-2016 Budget reflect the following assumptions regarding the economy of Québec for 2015.

Economic Assumptions included in the 2015-2016 Budget (in percentage)

Percentage Change over 2014
GDP
At current market prices	3.8
In chained 2007 dollars	2.0
Household income	3.4
Business non-residential capital expenditures (2007 prices)	2.8
International exports (2007 prices)	5.5
Household Consumption (2007 prices)	2.4
Labor force	0.7
Employment	0.9
Average Rate
Unemployment rate	7.5

Note: Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources : Ministère des Finances du Québec.